Exhibit 4.1

SIXTEENTH AMENDMENT AND LIMITED WAIVER
to
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SIXTEENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of July 21, 2006, by and among THERMADYNE INDUSTRIES, INC., a Delaware corporation (“Industries”), THERMAL DYNAMICS CORPORATION, a Delaware corporation (“Dynamics”), TWECO PRODUCTS, INC., a Delaware corporation (“Tweco”), VICTOR EQUIPMENT COMPANY, a Delaware corporation (“Victor”), C & G SYSTEMS, INC., an Illinois corporation (“C & G”), STOODY COMPANY, a Delaware corporation (“Stoody”), THERMAL ARC, INC., a Delaware corporation (“Thermal Arc”), PROTIP CORPORATION, a Missouri corporation (“ProTip”), THERMADYNE INTERNATIONAL CORP., a Delaware corporation (“International”, and collectively with ProTip, Thermal Arc, Stoody, C & G, Victor, Tweco, Dynamics and Industries, the “Borrowers”), the other persons designated as Credit Parties on the signature pages hereof, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Agent”) and the Persons signatory thereto from time to time as Lenders.  Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in Annex A to the Credit Agreement and the Intercreditor Agreement (each as hereinafter defined).

RECITALS

WHEREAS, the Borrowers, the Credit Parties, Agent and Lenders have entered into that certain Second Amended and Restated Credit Agreement dated as of November 22, 2004 (as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrowers and the other Credit Parties have requested that Agent and Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Agent and Lenders have agreed to amend the Credit Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.             Limited Waiver.  With respect to the Financial Covenants contained in Annex G, Sections (a)(ii)-(iv) to the Credit Agreement, the Agent and Lenders hereby waive any breach of or failure to comply with such covenants by the Borrowers and the other Credit Parties for each Fiscal Quarter ending after September 30, 2003 but on prior to September 30, 2005, solely to the extent any such breach or failure to comply results from a recalculation of those ratios that may occur after a restatement of the financial statements of any Borrower or other Credit Party.

2.             Limited Consent.  In accordance with Section 5.2 of the Intercreditor Agreement, Agent hereby consents to that certain Amendment No. 16, Waiver and Agreement to the Second Lien Credit Agreement by and among Borrowers, Credit Suisse, Cayman Islands

Branch (f/k/a Credit Suisse First Boston, acting through its Cayman Islands Branch), as administrative agent, and the other Persons signatory thereto, having the effect of, among other things, increasing the aggregate principal amount outstanding under the Second Lien Credit Agreement to $50,000,000.

3.             Amendment to Section 1.3(a).  Section 1.3(a) of the Credit Agreement is hereby amended by adding the following sentence after the first sentence thereof:

“Notwithstanding anything to the contrary contained herein, Borrowers may prepay the Term Loan in full on prior to July 21, 2006 without any restrictions or prepayment fee.”

4.             Amendment to Section 4.1(a).  Section 4.1(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.  Notwithstanding the timing otherwise set forth in Annex E or otherwise herein to the contrary, (i) the Financial Statements for the Fiscal Quarter ended March 31, 2006 and the annual audited Financials Statements required to be delivered pursuant to subsection (c) of Annex E for the Fiscal Year ending December 31, 2005 shall not be required to be delivered until July 27, 2006 and (ii) the Financial Statements for the Fiscal Quarter ended June 30, 2006 shall not be required to be delivered until September 15, 2006.  Together with the Financial Statement delivered with respect to the Fiscal Quarter ending March 31, 2006, Borrower Representative shall provide Agent with calculations, in form and substance acceptable to Agent, demonstrating compliance with the Financial Covenants for such Fiscal Quarter.”

5.             Amendment to Section 6.3(a)(xiii).  Section 6.3(a)(xiii) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

 “(xiii) Indebtedness consisting of Second Lien Loan Obligations of Borrowers to Second Lien Lenders (as defined in the Intercreditor Agreement) under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $50,000,000.”

6.             Amendment to Section 8.1.  Section 8.1 of the Credit Agreement is hereby amended by adding the following new Section 8.1(o):

“(o) Borrowing Availability shall at any time be less than $5,000,000.”

7.             Amendment to Annex A.  Annex A of the Credit Agreement is hereby amended by amending and restating the definition of “EBITDA” to read in its entirety as follows:

““EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items and dispositions of discontinued operations for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items and dispositions of discontinued operations and from impairments for such period (which for the avoidance of doubt, such losses shall in no case include operating losses from discontinued operations), (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, (vii) any non-recurring employee severance expenses (a) not to exceed $2,000,000 in the aggregate, accrued during the Fiscal Year ended December 31, 2005 and (b) not to exceed $1,000,000 in the aggregate, accrued during the Fiscal Year ended December 31, 2006, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, (viii) amounts incurred, not to exceed $1,400,000 in the aggregate, prior to June 30, 2006, in connection with modifications of the 9¼% Senior Subordinated Notes due 2014 and the Fourteenth Amendment to this Agreement and Amendment No. 14 and Consent to the Second Lien Credit Agreement, (ix) amounts incurred, not to exceed $1,100,000 in the aggregate, during the Fiscal Quarter ended June 30, 2006, for audit and contractor fees relating to completion of 2005 Form 10-K and Form 10-Q for the Fiscal Quarter ended March 31, 2006, any restatements with respect to prior periods and audited financial statements related to any of the foregoing, (x) amounts incurred, not to exceed $400,000 in the aggregate, during the Fiscal Quarter ended September 30, 2006, for audit and contractor fees relating to completion of 2005 Form 10-K and Form 10-Q for the Fiscal Quarter ended March 31, 2006, any restatements with respect to prior periods and audited financial statements related to any of the foregoing or in connection with the transition from Ernst & Young LLP to other independent public accountants of recognized national standing, (xi) the accrual, net of any payment in cash, related to the net periodic post retirement benefits, (xii) consent fees, not to exceed $700,000 in the aggregate, paid on or subsequent to July 1, 2006, in connection with modifications of the 9¼% Senior Subordinated Notes due 2014, and (xiii) amounts incurred, not to exceed $400,000 in the aggregate, on or subsequent to July 1, 2006, in connection with the Sixteenth Amendment and Limited Waiver to this Agreement and Amendment No. 16 and Consent to the Second Lien Credit Agreement, plus or minus as applicable (d) the impact of any net change in the Borrowers’ LIFO inventory reserve.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.”

8.             Amendment to Annex G.  Annex G of the Credit Agreement is hereby amended and restated in its entirety as provided on Exhibit A attached hereto.

9.             Representations and Warranties of Credit Parties.  The Credit Parties represent and warrant that:

(a)       the execution, delivery and performance by the Credit Parties of this Amendment have been duly authorized by all necessary corporate action required on its part and this Amendment is a legal, valid and binding obligation of the Credit Parties enforceable against the Credit Parties in accordance with its terms except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(b)      after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

10.           Conditions To Effectiveness.  This Amendment shall be effective upon the following (all in form and substance satisfactory to Agent):

(a)     execution and delivery of this Amendment by the Lenders and the Credit Parties;

(b)     the Agent shall have received a copy of a fully executed and delivered amendment dated as of the date hereof (the “Second Lien Amendment”), in form and substance satisfactory to Agent, to that certain Second Lien Credit Agreement, dated as of July 29, 2004, by and among the Borrowers, Credit Suisse and the other Persons signatory thereto, evidencing, among other things, that the principal amount of the Loans (as defined in the Second Lien Credit Agreement) have increased by $20,000,000;

(c)     Borrowers shall have prepaid the Loans using all the proceeds (net of any amendment fees payable with respect to the Second Lien Amendment) received from the Supplemental Loans (as defined in the Second Lien Amendment) and the Term Loans shall have been prepaid in full;

(d)     the Agent shall have received payment of a $200,000 amendment fee; and

(e)     payment in full of all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment, as provided in Section 11.3(a) of the Credit Agreement.

11.           Reference To And Effect Upon The Credit Agreement.

(a)       The Credit Agreement and the other Loan Documents shall remain in full force and effect, as amended hereby, and are hereby ratified and confirmed.

(b)       The waiver and amendments set forth herein is effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (ii) operate as a waiver or otherwise prejudice any right, power or remedy that the Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (iii) constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.  Upon the effectiveness of this Waiver, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Credit Agreement and the Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby.  This Waiver shall be construed in connection with and as part of the Credit Agreement.

12.           Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

13.           Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

14.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

15.           Reaffirmation of Guaranties.  The Credit Parties signatory hereto hereby reaffirm their Guaranties of the Obligations, taking into account the provisions of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and Lender

By:	/s/ Timothy Canon
Duly Authorized Signatory

CREDIT PARTIES:

THERMADYNE INDUSTRIES, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMAL DYNAMICS CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

TWECO PRODUCTS, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

VICTOR EQUIPMENT COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

C & G SYSTEMS, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

STOODY COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMAL ARC, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE INTERNATIONAL CORP.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

PROTIP CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE HOLDINGS CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

MECO HOLDING COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

C&G SYSTEMS HOLDING, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE AUSTRALIA PTY LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

DUXTECH PTY LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

CIGWELD PTY LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

QUETALA PTY. LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

QUETACK PTY. LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE WELDING PRODUCTS CANADA LIMITED

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE INDUSTRIES LIMITED

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

EXHIBIT A

AMENDED AND RESTATED ANNEX G (Section 6.10)
to
CREDIT AGREEMENT

FINANCIAL COVENANTS

 (a)          Financial Covenants. Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(i)            Maximum Capital Expenditures.  Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period                                                                                     Maximum Capital Expenditures per Period

Fiscal Year 2003;                                                                                  $18,000,000
Fiscal Year 2004;                                                                                  $17,000,000
Fiscal Year 2005;                                                                                  $17,000,000
Fiscal Year 2006;                                                                                  $18,000,000
Fiscal Year 2007;                                                                                  $18,000,000
Fiscal Year 2008;                                                                                  $18,000,000

; provided, however, that the amount of permitted Capital Expenditures referenced above will be increased in any period by the positive amount equal to the lesser of (i) 50% of the amount of permitted Capital Expenditures for the immediately prior period, and (ii) the amount (if any), equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period minus the actual amount of any Capital Expenditures expended during such prior period (the “Carry Over Amount”), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year.

(ii) Minimum Fixed Charge Coverage Ratio.  Holdings and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before December 31, 2006 but after the Fiscal Quarter ending December 31, 2005, the period commencing January 1, 2006 and ending on the last day such Fiscal Quarter) of not less than the following:

1.10 for the Fiscal Quarter ending December 31, 2003;
1.10 for the Fiscal Quarter ending March 31, 2004;
1.05 for the Fiscal Quarter ending June 30, 2004;
1.00 for the Fiscal Quarter ending September 30, 2004;
0.90 for the Fiscal Quarter ending December 31, 2004;

0.85 for the Fiscal Quarter ending March 31, 2005;
0.90 for the Fiscal Quarter ending June 30, 2005;
0.93 for the Fiscal Quarter ending September 30, 2005;
1.00 for the Fiscal Quarter ending December 31, 2005;
1.00 for the Fiscal Quarter ending March 31, 2006;
1.00 for the Fiscal Quarter ending June 30, 2006;
1.00 for the Fiscal Quarter ending September 30, 2006;
1.00 for the Fiscal Quarter ending December 31, 2006;
1.00 for the Fiscal Quarter ending March 31, 2007;
1.00 for the Fiscal Quarter ending June 30, 2007; and
1.10 for the Fiscal Quarter ending September 30, 2007 and each Fiscal Quarter thereafter.

(iii)          Intentionally Omitted.

(iv)          Maximum Leverage Ratio.  Until such time as the Second Lien Loan Obligations have been paid in full in accordance with Section 6.3(b)(vi) or refinanced in accordance with Section 5.13 (provided, however, that if after such payment in full or refinancing, Borrowing Availability is at any time less than $15,000,000 this Financial Covenant shall be reinstated until the Commitment Termination Date), Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before December 31, 2006 but after the Fiscal Quarter ending December 31, 2005, the period commencing January 1, 2006 and ending on the last day such Fiscal Quarter) of not more than the following:

5.00 for the Fiscal Quarter ending December 31, 2003;

5.00 for the Fiscal Quarter ending March 31, 2004;

5.00 for the Fiscal Quarter ending June 30, 2004;

5.53 for the Fiscal Quarter ending September 30, 2004;

6.18 for the Fiscal Quarter ending December 31, 2004;

6.70 for the Fiscal Quarter ending March 31, 2005;

7.08 for the Fiscal Quarter ending June 30, 2005;

6.72 for the Fiscal Quarter ending September 30, 2005;

7.25 for the Fiscal Quarter ending December 31, 2005;

5.75 for the Fiscal Quarter ending March 31, 2006*; and

5.75 for the Fiscal Quarter ending June 30, 2006*;

5.75 for the Fiscal Quarter ending September 30, 2006*;

5.75 for the Fiscal Quarter ending December 31, 2006;

5.75 for the Fiscal Quarter ending March 31, 2007;

5.75 for the Fiscal Quarter ending June 30, 2007;

5.50 for the Fiscal Quarter ending September 30, 2007;

5.25 for the Fiscal Quarter ending December 31, 2007;

5.00 for the Fiscal Quarter ending March 31, 2008;

4.75 for the Fiscal Quarter ending June 30, 2008;

4.50 for the Fiscal Quarter ending September 30, 2008;

4.25 for the Fiscal Quarter ending December 31, 2009; and

4.00 for each Fiscal Quarter ending thereafter.

* For the measuring periods ending March 31, 2006, June 30, 2006 and September 30, 2006, EBITDA shall be calculated as follows: (a) for the measuring period ending March 31, 2006, EBITDA shall equal the actual amounts thereof for the period from January 1, 2006 through March 31, 2006 multiplied by 4.0, (b) for the measuring period ending June 30, 2006, EBITDA shall equal the actual amounts thereof for the period from January 1, 2006 through June 30, 2006 multiplied by 2.0 and (c) for the measuring period ending September 30, 2006, EBITDA shall equal the actual amounts thereof for the period from January 1, 2006 through September 30, 2006 multiplied by 1.33.

Notwithstanding anything to the contrary contained herein, if EBITDA or Fixed Charges for the Fiscal Quarter ended March 31, 2006 (in each case as demonstrated in accordance with Section 4.1(a) concurrently with the delivery by July 27, 2006 of restated Financial Statements for such Fiscal Quarter) varies by more than 5% from the EBITDA or Fixed Charges calculations, respectively, previously provided to Agent, the Agent shall have the right to make such adjustments to the Financial Covenants as are necessary, in the Agent’s reasonable judgment, to reflect such variance.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions); (ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If

Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.